                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.    )

Filed by the Registrant ( X )
Filed by a Party other than the Registrant (   )
Check the appropriate box:
(   )    Preliminary Proxy Statement
( X )    Definitive Proxy Statement
(   )    Definitive Additional Materials
(   )    Soliciting Material Pursuant to Section  240.14a-11(c) or Section
         240.14a-12

                             NOBLE AFFILIATES, INC.
                (Name of Registrant as Specified In Its Charter)

                             NOBLE AFFILIATES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
( X )    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2).
(   )    $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
(   )    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.
         1)      Title of each class of securities to which transaction applies:
                 ______________________________________________________________
         2)      Aggregate number of securities to which transaction applies:
                 ______________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
                 ______________________________________________________________
         4)      Proposed maximum aggregate value of transaction:
                 ______________________________________________________________

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

(   )    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:
                 _______________________________________________________________
         2)      Form, Schedule or Registration Statement No.:
                 _______________________________________________________________
         3)      Filing Party:
                 _______________________________________________________________
         4)      Date Filed:
                 _______________________________________________________________

                             NOBLE AFFILIATES, INC.
                               110 WEST BROADWAY
                            ARDMORE, OKLAHOMA 73401

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 26, 1994


To the Shareholders of
NOBLE AFFILIATES, INC.:

      The annual meeting of shareholders of Noble Affiliates, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, April 26, 1994, at 10:00 a.m., local time, at the Charles B. Goddard Center, D Street and First Avenue, S.W., Ardmore, Oklahoma, for the following purposes:

      1.    To elect the Board of Directors for the ensuing year; and

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 14, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Ardmore, Oklahoma, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during 1993 and financial statements for the fiscal year ended December 31, 1993 are contained in the accompanying 1993 Annual Report. The Annual Report does not form any part of the material for solicitation of proxies.

      All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                              By Order of the Board of Directors



                                                         Orville Walraven
                                                             Secretary

Ardmore, Oklahoma
March 24, 1994

                             NOBLE AFFILIATES, INC.
                               110 WEST BROADWAY
                            ARDMORE, OKLAHOMA 73401

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 26, 1994

                                  INTRODUCTION

      The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders of the Company to be held on April 26, 1994, and at any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy were first sent to shareholders of the Company is March 24, 1994.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for election of the nominees for director named in the proxy.
Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating such revocation in writing to Orville Walraven, Secretary, Noble Affiliates, Inc., P.O. Box 1967, Ardmore, Oklahoma 73402, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until such notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

      In order for a shareholder proposal to be considered properly brought before the annual meeting of shareholders, the By-laws of the Company require that the Secretary of the Company receive written notice from a shareholder not later than 60 days prior to the annual meeting if such meeting is to be held on a day within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if it is to be held on or after the anniversary of the previous year's annual meeting. The notice must specify certain information concerning such shareholder and the proposed business to be brought before the meeting. Accordingly, a shareholder's proposal to be presented at the 1995 annual meeting of shareholders must be received by the Company no later than February 24, 1995. For additional information concerning the By-law provision relating to advance notice of shareholder proposals, please contact the Secretary of the Company at (405) 223-4110 or by mail at the address of the Company designated above.

VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

      The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director. Under Delaware law and the Certificate of Incorporation and By-laws of the Company, an abstention (which is not an option in the election of directors) or broker non-vote (or other limited proxy) will have no effect on the election of directors, provided a quorum is present.

                               VOTING SECURITIES

      Only holders of record of common stock of the Company, par value $3.33-1/3 per share ("Common Stock"), at the close of business on March 14, 1994, the record date for the meeting, are entitled to notice of and to vote at the meeting. The presence of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 49,943,530 shares of Common Stock. Each share of Common Stock is entitled to one vote.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following tabulation sets forth as of December 31, 1993 information with respect to the only persons who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock.

NAME AND ADDRESS                                             NUMBER OF SHARES              PERCENT
OF BENEFICIAL OWNER                                          BENEFICIALLY OWNED (1)        OF CLASS
- -------------------                                          ----------------------        --------
FMR Corp.                                                         7,347,590(2)               14.7%
82 Devonshire Street
Boston, Massachusetts 02109

The Samuel Roberts Noble Foundation, Inc.                         6,758,853(3)               13.5%
P. O. Box 2180
Ardmore, Oklahoma 73402

Tiger Management Corporation                                      2,739,900(4)                5.5%
101 Park Avenue
New York, New York 10178

_____________________________

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.
(2) According to an Amendment No. 3 to Schedule 13G filed by FMR Corp., a Massachusetts corporation, with the Securities and Exchange Commission on February 14, 1994, FMR Corp. beneficially owns all the shares with sole dispositive power but has sole voting power with respect to only 28,898 of the shares. FMR Corp. indicated in its amended Schedule 13G that it is a parent holding company that owns the shares indirectly through two of its wholly-owned subsidiaries. According to the amended
      Schedule 13G, one subsidiary beneficially owns 7,303,430 of the shares as a result of its acting as an investment adviser to several investment companies and one subsidiary beneficially owns 44,160 shares as a result of serving as an investment manager of several institutional accounts.
(3)   Beneficial ownership of such shares was reported in an Amendment No. 3 to
      Schedule 13G filed by The Samuel Roberts Noble Foundation, Inc. with respect to its beneficial ownership of the Company's Common Stock.
(4) Beneficial ownership of such shares was reported in a Schedule 13G filed by Tiger Management Corporation ("Tiger") with respect to its beneficial ownership of the Company's Common Stock. In its Schedule 13G, Tiger also reported that its majority shareholder, Julian H. Robertson, is also the chairman, director and controlling shareholder of Panther Management Corporation which is the sole general partner of Panther Management Company, L.P. ("PMCLP"), an investment adviser registered under the Investment Advisers Act of 1940. According to the Schedule 13G, PMCLP beneficially owns, and has sole voting and dispositive powers over, 198,700 shares of the Company's Common Stock as a result of its acting as an investment adviser to a certain investment company.

      The Samuel Roberts Noble Foundation, Inc. (the "Foundation") is an Oklahoma not-for-profit corporation organized in 1952 as successor to a charitable trust formed in 1945. The Foundation is engaged in basic plant biology research and agricultural research, consultation and demonstration. From time to time as funds are available, the Foundation also makes grants to various charitable organizations. The Foundation organized the Company in 1969. John F. Snodgrass, a director of the Company, serves on the Board of Trustees of the Foundation. Mr. Snodgrass is also President Emeritus of the Foundation. In the event of a vacancy in a trusteeship of the Foundation, a majority of the remaining trustees has the power to elect a successor trustee to fill the vacancy.

                             ELECTION OF DIRECTORS

      Eight directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. All nominees for director were elected directors of the Company by vote of the shareholders at the 1993 annual meeting with the exception of Mr. James C. Day who was elected as director of the Company by the directors in January 1994. Generally, the Company's By-laws provide that a shareholder must deliver written notice to the Secretary of the Company not later than 90 days prior to the annual meeting naming such shareholder's nominee(s) for director and specifying certain information concerning such shareholder and nominee(s). Accordingly, a shareholder's nominee(s) for director to be presented at the 1995 annual meeting of shareholders must be received by the Company no later than January 25, 1995.

      Directors are elected by plurality vote. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES.

                       DIRECTORS / NOMINEES FOR DIRECTOR

ROY BUTLER -- Mr. Butler retired as President and Chief Executive Officer of the Company effective 1984 and is currently a private investor. Mr. Butler, age 68, had served as President of the Company since 1975 and as its Chief Executive Officer since 1980. He has served as a director of the Company since 1973.

EDWARD F. COX -- Mr. Cox has been a partner in the law firm of Donovan Leisure Newton & Irvine, New York, New York for more than five years. Mr. Cox, age 47, has served as a director of the Company since 1984.

JAMES C. DAY -- Mr. Day, age 50, has served as President and Chief Executive Officer of Noble Drilling Corporation since January, 1984, and as Chairman of the Board of Noble Drilling Corporation since October, 1992. Prior thereto, Mr. Day served as Vice President of Noble Drilling Corporation from January, 1983. Prior to 1983, Mr. Day served as Vice President and Assistant Secretary of the Company. Mr. Day is also a director of Global Industries, Ltd.

ROBERT KELLEY -- Mr. Kelley has served as President and Chief Executive Officer of the Company since August 1986, and as Chairman of the Board since October 1992. Prior thereto, he had served as Executive Vice President of the Company since January 1986. Mr. Kelley, age 48, also serves as President and Chief Executive Officer of Samedan Oil Corporation ("Samedan"), a wholly-owned subsidiary of the Company, and he has held such positions since 1984. For more than five years prior thereto, Mr. Kelley served as an officer of Samedan. Mr. Kelley also serves as a director of Security Corporation of Duncan, Oklahoma and Exchange National Bank and Trust Company of Ardmore, Oklahoma. He has served as director of the Company since 1986.

HAROLD F. KLEINMAN -- Mr. Kleinman has been a senior member of the law firm of Thompson & Knight, a Professional Corporation, Dallas, Texas, counsel for the Company, for more than five years and is currently a shareholder of such firm. Mr. Kleinman, age 63, has served as director of the Company since 1985.

GEORGE J. MCLEOD -- Mr. McLeod currently serves as President and Chief Executive Officer of Geolock Resources Ltd., a company engaged in oil and gas exploration and production in Canada. Mr. McLeod, age 65, retired as President and Chief Executive Officer of the Company in 1986, after serving in such positions since 1984. For more than five years prior thereto, Mr. McLeod served as President of Samedan. Mr. McLeod also currently serves as a director of Noble Drilling International Ltd., a wholly-owned subsidiary of Noble Drilling Corporation, and of Crestar Energy in Calgary, Alberta. He has served as director of the Company since 1977.

GUY W. NICHOLS -- Mr. Nichols has served as Chairman of the Board of Woods Hole Oceanographic Institution since 1985. Prior to 1984, Mr. Nichols was Chairman and Chief Executive Officer of New England Electric System. Mr. Nichols, age 68, also serves as a director of Nashua Corporation, State Mutual Life Assurance Company of America and Allmerica Property & Casualty Companies, Inc. Mr. Nichols has served as a director of the Company since 1986.

JOHN F. SNODGRASS -- Mr. Snodgrass currently serves as a trustee of the Foundation and has served in such position since 1982. Mr. Snodgrass is also currently President Emeritus of the Foundation. He retired as President and Chief Executive Officer of the Foundation effective January 31, 1992, after serving in such positions since 1982. Prior thereto, Mr. Snodgrass was President and Chief Executive Officer of Exchange National Bank and Trust Company of Ardmore, Oklahoma, and until 1984, Mr. Snodgrass was Chairman of the Board of the bank. Mr. Snodgrass, age 68, also serves as a director of Noble Drilling Corporation, Oklahoma Gas and Electric Company, Exchange National Bank and Trust Company of Ardmore, Oklahoma, and Centaur Pharmaceuticals, Inc. of Sunnyvale, California. He has served as a director of the Company since 1978.


                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

      The Board of Directors held nine meetings in 1993. Each nominee for director attended every meeting of the Board and every meeting of the Board committees on which he served, except that one director was absent from one Board meeting.

COMMITTEES OF THE BOARD

      The Company does not have a standing nominating committee or any other committee that performs a similar function. The committees of the Board, the current members and the primary functions of the committees are as follows:

      COMPENSATION AND BENEFITS COMMITTEE -- Roy Butler, Chairman; George J. McLeod; and John F. Snodgrass. The primary responsibilities of the compensation committee are to fix annual salaries and bonuses of the officers of the Company, including those officers who are also directors, and to administer the Company's employee stock option plans. The compensation committee held five meetings during 1993.

      AUDIT COMMITTEE -- John F. Snodgrass, Chairman; Edward F. Cox; Harold F. Kleinman; and Guy W. Nichols. The primary responsibilities of the audit committee are to review with the Company's auditors the audit procedures to be applied in the conduct of the annual audit and the results of the annual audit. During 1993 the audit committee held three meetings.

      EXECUTIVE COMMITTEE -- Robert Kelley, Chairman; Roy Butler; Harold F. Kleinman; and John F. Snodgrass. The primary responsibilities of the executive committee are to exercise the authority of the Board during the intervals between meetings of the Board. During 1993 the executive committee held one meeting.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The current members of the compensation committee identified above were the only persons who served on such committee during 1993. Mr. Butler and

Mr. McLeod were formerly officers of the Company. See "Election of Directors" in this proxy statement for a description of the prior business experience and principal employment of Messrs. Butler and McLeod.

COMPENSATION OF DIRECTORS

      Directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $20,000 and a fee of $1,000 for each Board or committee meeting attended. Each director who is such an officer receives a fee of $100 for each Board meeting attended. The chairman of each committee receives an additional annual retainer of $2,500. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

      STOCK OPTION PLAN. The 1988 Nonqualified Stock Option Plan for Non-Employee Directors provides for the grant of nonqualified stock options to each director of the Company who is not also either an employee or officer of the Company and who has not made an irrevocable, one- time election to decline to participate in the plan. Harold F. Kleinman has elected not to participate in the plan. The plan was adopted by the Board of Directors in 1988 and approved by shareholders at the 1989 annual meeting. The plan as originally adopted provided for the grant of nonqualified stock options and SARs but was amended during 1993 to eliminate the granting of SARs. An aggregate of 250,000 shares of Common Stock has been reserved for issuance under the plan. The plan provides generally for a formula grant of options annually on each July 1 during the term of the plan. The formula results in the automatic grant (unless revoked by the Board in a particular year) to each participating non-employee director of an option to purchase a number of shares of Common Stock equal to 30,000 divided by the number of participating non- employee directors. The purchase price per share of Common Stock under the option is the fair market value of the share on the grant date of such option.

      As of July 1, 1993, each of Messrs. Butler, Cox, McLeod, Nichols and Snodgrass was granted an option under the plan covering 6,000 shares of Common Stock at the average per share exercise price of $24.625. The period within which a non-employee director's option may be exercised commences at the close of such director's first year of service as a director after the grant date of such option and ends ten years after such grant date, unless expiring sooner due to termination of service or death, or unless such option is fully exercised prior to the end of such ten-year period.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The tabulation below sets forth as of December 31, 1993, beneficial ownership of shares of Common Stock by the eight nominees for director and each named executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement. The tabulation also sets forth the number of shares of Common Stock beneficially owned as of that date by all directors and executive officers of the Company as a group.

                                                                        COMMON STOCK BENEFICIALLY OWNED(1)
                                                                    -------------------------------------------
                                                                     NUMBER                          PERCENT OF
NAME                                                                OF SHARES                         CLASS(2)
- ----                                                                ---------                        ----------
Director

Roy Butler  . . . . . . . . . . . . . . . . . . . . . . . .             26,377 (3)                       --
Edward F. Cox . . . . . . . . . . . . . . . . . . . . . . .             23,000 (4)                       --
James C. Day  . . . . . . . . . . . . . . . . . . . . . . .                 18                           --
Robert Kelley . . . . . . . . . . . . . . . . . . . . . . .             54,051 (5)                       .1%
Harold F. Kleinman  . . . . . . . . . . . . . . . . . . . .                200 (6)                       --
George J. McLeod  . . . . . . . . . . . . . . . . . . . . .             25,021 (7)                       --
Guy W. Nichols  . . . . . . . . . . . . . . . . . . . . . .             26,000 (8)                       --
John F. Snodgrass . . . . . . . . . . . . . . . . . . . . .          6,783,708 (9)(10)                 13.6%

Named Executive Officers (excluding
  any director named above) and Group

William D. Dickson  . . . . . . . . . . . . . . . . . . . .             34,397 (11)                      --
Boyce Perry . . . . . . . . . . . . . . . . . . . . . . . .             19,924 (12)                      --
W. A. Poillion  . . . . . . . . . . . . . . . . . . . . . .             38,414 (13)                      --
James C. Woodson  . . . . . . . . . . . . . . . . . . . . .             53,021 (14)                      .1%
All directors and executive
  officers as a group (13 persons)  . . . . . . . . . . . .          7,120,317 (15)                    14.3%

___________________________________
(1) Unless otherwise indicated, all shares are directly held with sole voting and investment power.
(2)   Less than one-tenth of one percent unless otherwise indicated.
(3) Includes 15,000 shares not outstanding but subject to currently exercisable options.
(4) Includes 22,000 shares not outstanding but subject to currently exercisable options.
(5) Includes 52,666 shares not outstanding but subject to currently exercisable options.
(6)   Consists of 200 shares held as joint tenant with Mr. Kleinman's spouse.
(7) Includes 15,000 shares not outstanding but subject to currently exercisable options.
(8) Includes 21,000 shares not outstanding but subject to currently exercisable options.
(9) Includes 6,758,853 shares held of record by the Foundation. Under the rules and regulations of the Securities and Exchange Commission, such shares are required to be included in the foregoing table as "beneficially owned" because Mr. Snodgrass possesses shared voting and investment power with respect thereto as one of nine trustees of the Foundation. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Accordingly, Mr. Snodgrass does not represent sufficient voting power on the Foundation's board of trustees to determine voting or investment decisions with respect to the 6,758,853 shares. Mr. Snodgrass disclaims any pecuniary interest in the 6,758,853 shares.
(10)  Includes 460 shares held as joint tenant with Mr. Snodgrass' spouse.
      Also includes 20,000 shares not outstanding but subject to currently exercisable options.
(11) Includes 34,138 shares not outstanding but subject to currently exercisable options.
(12) Includes 15,000 shares not outstanding but subject to currently exercisable options.
(13) Includes 33,437 shares not outstanding but subject to currently exercisable options.
(14) Includes 47,774 shares not outstanding but subject to currently exercisable options.
(15) Includes 310,672 shares not outstanding but subject to currently exercisable options and 6,758,853 shares held of record by the Foundation, as to which Mr. Snodgrass possesses shared voting and investment power as a trustee of the Foundation and in which he disclaims any pecuniary interest.

                             EXECUTIVE COMPENSATION

      The following report of the compensation and benefits committee of the Board of Directors and the information herein under "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission ("SEC") or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.


     REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION

To the Shareholders
of Noble Affiliates, Inc.:

      As members of the compensation and benefits committee (the "Committee") of the Board of Directors, we have responsibility for administering the executive compensation program of the Company. All decisions by the Committee relating to the compensation of executive officers are reviewed by the full Board, except for decisions about grants or awards under the 1992 Stock Option and Restricted Stock Plan of the Company, which must be made solely by the Committee in order to satisfy the condition of disinterested administration of such plan under the applicable Federal securities laws and regulations.

COMPENSATION POLICIES

      The executive compensation policy of the Company, which is endorsed by the Committee, is to provide a compensation program that will attract, motivate, and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company. In administering the executive compensation program, the Committee is mindful of the following principles and guidelines which are supported by the full Board.

      Base salaries for executive officers should be competitive. A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of shareholders of the Company. This variable part of annual compensation should reflect both corporate and individual performance. As a person's level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of stock-based compensation. The Committee has not established objective, arbitrary percentages of the mix of total compensation that should be fixed versus at risk for any executive officers of the Company. Stock options provide executives long-term incentive and are beneficial in aligning the interests of executives and shareholders in the enhancement of shareholder value.

COMPENSATION PROGRAM FOR 1993

      For 1993, the executive compensation program consisted of three principal elements, which are discussed below: base salary, an annual incentive bonus plan, and stock options that are exercisable over a ten-year period.

            BASE SALARY: Base salary for executive officer positions is determined principally by competitive factors. The Company obtains information through participation in oil and gas industry compensation surveys which are conducted by independent compensation consultants, including William M. Mercer,

      Incorporated ("Mercer") and KPMG Peat Marwick, and others. One such survey includes information on an industry group called the Energy 27 Group comprised of corporations in the same industry as the Company. Twelve of the 16 companies included in the Dow Jones Total Return Index for Secondary Oil Companies referenced in the performance graph contained herein are included in the Energy 27 Group. The Committee analyzes the information and makes annual adjustments effective January 1st based on performance, incumbent length of service in the executive position and cost of living. The policy of the Committee generally is to establish base salary levels that approximate survey averages, and as such, the salary levels for 1993 were within five percent, plus or minus, of the applicable average.

            ANNUAL INCENTIVE BONUS PLAN: The annual incentive bonus plan in which executive officers participate is available to all full time employees of the Company or its subsidiaries (except those geologists employed by the Company who choose to be covered by the geological incentive plan) who have completed one year of service at the close of the plan year (December 31). The target bonus for an employee is the base salary at year end of such employee multiplied times the percentage factor assigned to such employee's salary classification. Target percentage factors range from 5 to 25 percent, with factors of 25 percent for the CEO and operating committee members of Samedan Oil Corporation ("Samedan"), the principal operating subsidiary of the Company, and 20 percent for the other executive officers. An aggregate pre-adjustment bonus pool is determined for each division and department.

            Annual performance goals for the Company and its divisions are weighted with respect to four criteria as follows: cost of finding and developing new reserves (40 percent), new reserves added (40 percent), cash flow from operations (20 percent for division; 10 percent for Company) and consolidated net income (10 percent for Company). The annual performance goals for cost of finding and developing new reserves, new reserves added, and cash flow from operations are established based upon financial budgets and forecasts approved initially by the operating committee of Samedan at the beginning of each year and then reviewed and finally approved by the full Board. Annual performance goals are subject to revision, in the discretion of the full Board in the event of changed conditions since December of the preceding goal year, provided any such revision is made no later than the date of the Board of Directors meeting regularly held the day preceding the Company's annual meeting of shareholders in the plan year. For 1993, the Board adjusted the annual performance goals for new reserves added by 3%, cash flow from operations by 3% and consolidated net income by 1%. Such changes reflected minor adjustments to volume and price forecasts as well as minor adjustments to the Company's estimates of exploratory and capital expenditures for 1993 and no significant changes in conditions occurred from the time of the construction of the original budget in December 1992, to approval of the revised budget in April 1993.

            Each goal weighting percentage is subject to adjustment within a range of zero for achievement of less than 75 percent of the goal to 200 percent for achievement of greater than 135 percent of the goal. The combined, weighted goal achievement is then determined within a range of zero for achievement of less than 65 percent of the goal to 200 percent for achievement of more than 160 percent of the goal. The target bonus for employees of divisions is also adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 75 percent for division goal achievement and 25 percent for Company goal achievement. The bonus amount is then determined by multiplying the target bonus times the applicable multiplier. Using these percentages, the bonus received by an executive officer will not exceed 50 percent of his salary.

            1992 STOCK OPTION AND RESTRICTED STOCK PLAN (THE "OPTION PLAN"):
      The Option Plan is designed to align a significant portion of the executive compensation program with shareholder interests. The Option Plan, which was approved by shareholders in 1992, permits the use of several different types of stock-based grants or awards: nonqualified, incentive, or discount stock options (with or without stock appreciation rights) and restricted stock. To date only nonqualified stock options have been granted under the Option Plan. (Certain of the nonqualified stock options which were granted in 1992 included tandem stock appreciation rights which were subsequently rescinded during 1993.)

            The options represent the right to purchase shares of Common Stock over a ten-year period at the fair market value per share as of the date the option is granted. The options vest at the rate of one-third per year commencing on the first anniversary of the grant date.

            During 1991, the Company engaged Mercer to advise the Committee as to appropriate grant guidelines. Mercer based its recommendations as to appropriate grant guidelines on an analysis of average annual stock grants over a three-year period as disclosed in publicly available proxy statements of 16 companies it considered comparable to the Company in business and scope. The recommendation of Mercer ranged from 0.3 to 0.5 at the lower levels of employees, from 1.2 to 2.1 for vice presidents and from 1.5 to 2.6 at the CEO level. On the basis of the recommendation of Mercer, the Committee in 1991 adopted grant multiples that ranged from
      0.3 to 2.0, which fell approximately in the middle of the Mercer recommended range, with multiples of 2.0 for the CEO and 1.5 for other executive officers. The Committee has not undertaken since 1991 to formally reassess the adopted grant multiples. Four of the companies included in Mercer's analysis are four of the 16 companies included in the Dow Jones Total Return Index for Secondary Oil Companies referenced in the performance graph contained herein.

            The number of shares granted is determined by dividing (i) the sum of the optionee's annual base salary plus target bonus multiplied times the applicable grant multiple by (ii) the fair market value per share of the underlying Common Stock on the calculation date. The Committee, in its discretion, can adjust the number of shares granted under this plan from the number determined under the grant guidelines. Options granted to executive officers in 1993 were based on the guidelines described above using a fair market value on grant date of $24.875.

1993 COMPENSATION OF CEO

      The 1993 salary of Mr. Kelley was determined in January 1993 as a function of performance and competitive factors at that time. Mr. Kelley's 1993 salary was increased five percent over his 1992 salary, reflecting consideration of competitive data provided by Mercer and the assessment by the Committee and the Board of the Company's 1992 results of operations under Mr. Kelley's leadership. As a result, Mr. Kelley's 1993 salary fell within the range discussed above in the last sentence under "Compensation Program for 1993
- -Base Salary" in this report.

      In determining the amount of bonus paid to Mr. Kelley for 1993, the Committee applied the performance goals' criteria discussed above under "Annual Incentive Bonus Plan" which resulted in an applicable multiplier under the plan of 1.2. This factor of 1.2 multiplied times the target bonus for Mr. Kelley produced a calculated bonus of $94,500.

      In 1993, the Committee granted Mr. Kelley an option to purchase 31,875 shares of Common Stock pursuant to the Option Plan. In granting this option, the Committee used a grant multiplier of 2.0 (see "1992 Stock Option and Restricted Stock Plan" above), which took into account Mr. Kelley's level of responsibility and was based on the recommendation of Mercer.

PARTICIPATION IN MINERAL, ROYALTY AND OVERRIDING ROYALTY ACQUISITIONS

      In addition to the executive compensation policies and programs described above, the Company has a long-standing policy pursuant to which directors, officers and key employees of the Company and Samedan are permitted to acquire interests in minerals, royalties, and overriding royalties purchased from time to time by Samedan (or its subsidiaries). When this participation is offered, usually up to one-half of the interests acquired by Samedan (or its subsidiaries) is made available to be acquired by the participants in the aggregate. A participant is required to purchase his or her interest for cash on the same cost basis as Samedan and is responsible for obtaining any required financing. In certain instances, the Company or Samedan has assisted participants in obtaining financing from a third party lender and/or provided a guarantee of the amount financed by a participant. This policy applies only with respect to mineral, royalty, and overriding royalty interests acquired by Samedan (or its subsidiaries) and does not apply to the acquisition of working interests, even though a group of oil and gas properties acquired by Samedan (or its subsidiaries) includes both working interests and mineral, royalty, and overriding royalty interests.

      The policy was initiated to serve as an incentive for employees in connection with the acquisition of oil and gas properties by Samedan and for directors to continue in the service of the Company. The Board of Directors of the Company believes the policy to be in the best interests of the Company and its shareholders and, because the participant purchases the interest for fair value and shares the same risk as Samedan, does not consider the operation of the policy to be compensatory in nature. The Committee has responsibility for administering the policy.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      The Omnibus Budget Reconciliation Act of 1993 contains provisions which limit the tax deductibility of executive compensation in excess of $1 million per year, subject to certain exceptions. The policy of the Company is to design its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. However, the Committee could in the future determine, taking into consideration the relevant factors then in existence, to make awards or approve compensation that does not qualify for a compensation deduction for tax purposes, if the Committee believes it is in the Company's interest to do so.

SUMMARY

      The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executive officers are rewarded commensurately. The Committee believes that compensation levels during 1993 adequately reflect the compensation goals and policies of the Company.

      March 24, 1994                              Roy Butler, Chairman
                                                  George J. McLeod
                                                  John F. Snodgrass

      The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                  Long Term
                                                                                Compensation
                                                 Annual Compensation               Awards
                                  -----------------------------------------     ------------
                                                                     Other
                                                                    Annual          Stock         All Other
            Name and                                                Compen-        options         Compen-
           Principal                                                sation       (number of        sation
            Position              Year   Salary ($)   Bonus ($)     ($)(1)       shares)(2)        ($)(1)
            --------              ----   ----------   ---------    --------      ----------      -----------
 Robert Kelley, Chief             1993     315,000      94,500       2,739         31,875           8,994(3)
 Executive Officer                1992     300,000     115,000       1,992         44,000           8,728
                                  1991     255,000      76,500                     12,000


 James C. Woodson, Vice           1993     180,000      54,000       1,932         13,662           9,916(4)
 President - Exploration and      1992     173,400      52,020       1,961         20,322           9,605
 Operating Committee member of    1991     165,200      49,560                     12,000
 Samedan

 W.A. Poillion, Vice President    1993     149,750      44,924       1,943         11,367           8,976(3)
 - Production and Drilling and    1992     141,750      42,526       1,900         16,611           8,284
 Operating Committee member of    1991     135,000      40,500                      9,000
 Samedan


 William D. Dickson, Vice         1993     142,000      44,080       1,974         10,347           6,097(5)
 President - Finance and          1992     137,000      57,880       1,914         15,414           5,762
 Treasurer                        1991     130,500      31,320                      9,000

 Boyce Perry, Vice                1993     129,800      38,940       1,979          9,852          10,120(6)
 President - Marketing and        1992     124,800      62,440       1,900         14,625           9,691
 Operating Committee              1991     120,000      36,000                      9,000
 member of Samedan

___________________________________

(1) In accordance with the specific SEC transition provisions applicable to the Other Annual Compensation and All Other Compensation columns, information for 1991 is not presented.
(2) Options represent the right to purchase shares of Common Stock at a fixed price per share.
(3)   Consists of Company contribution to defined contribution plan.
(4) Consists of Company contribution to defined contribution plan of $8,994 and term life insurance premiums of $922.
(5) Consists of Company contribution to defined contribution plan of $5,964 and term life insurance premiums of $133.
(6) Consists of Company contribution to defined contribution plan of $7,800 and term life insurance premiums of $2,320.

      The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1993 to each of the named executive officers.

                             OPTION GRANTS IN 1993

                                                                                               Potential
                                                                                          Realizable Value at
                                                                                             Assumed Annual
                                                                                                Rates of
                                                                                              Stock Price
                                                                                             Appreciation
                                         Individual Grants                                 for Option Term
- -------------------------------------------------------------------------------------   ----------------------
                                    Options     % of Total
                                    Granted      Options       Exercise
                                  (number of    Granted to     or Base
                                    shares)     Employees       Price      Expiration
              Name                    (1)         in 1993       ($/sh)        Date       5%($)(2)   10%($)(3)
              ----                 ---------    ----------     --------    ----------    --------   ---------
Robert Kelley . . . .               31,875        13.2%        $24.875       7/26/03     498,684    1,263,684

James C. Woodson                    13,662         5.7%        $24.875       7/26/03     213,742      541,630

W.A. Poillion . . . .               11,367         4.7%        $24.875       7/26/03     177,837      450,645

William D. Dickson  .               10,347         4.3%        $24.875       7/26/03     161,879      410,207

Boyce Perry . . . . .                9,852         4.1%        $24.875       7/26/03     154,134      390,582

___________________________________

(1) Options represent the right to purchase shares of Common Stock at a fixed price per share. The options vest at the rate of 33 1/3 percent per year commencing on the first anniversary of the grant date. See footnote 2 to the Summary Compensation Table included elsewhere herein for additional information on options.
(2)   Represents an assumed market price per share of Common Stock of $40.52.
(3)   Represents an assumed market price per share of Common Stock of $64.52.

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the year ended December 31, 1993, and the unexercised options held at December 31, 1993 and the value thereof, by each of the named executive officers.


                      AGGREGATED OPTION EXERCISES IN 1993
                           AND 12/31/93 OPTION VALUES

                                                          Number of
                                                         Unexercised                     Value of
                                                          Options at                   Unexercised
                                                         December 31,                  In-the-Money
                                                         1993 (number                   Options at
                                                          of shares)                December 31, 1993($)
                                                  --------------------------    ---------------------------
                          Shares
                         Acquired       Value
Name                   on Exercise   Realized($)  Exercisable  Unexercisable    Exercisable   Unexercisable
- ---------------------  -----------   -----------  -----------  -------------    -----------   -------------
Robert Kelley . . . . .     -            -           52,666        65,209          591,910        385,137

James C. Woodson  . . .  20,184     260,767          47,774        31,210          580,075        203,600

W.A. Poillion . . . . .     -             -          33,437        25,441          427,807        163,309

William D. Dickson  . .   8,800     114,025          34,138        23,623          409,578        153,970

Boyce Perry . . . . . .  10,875     114,187          15,000        22,602          220,500        148,104

DEFINED BENEFIT PLAN

      The following table illustrates the estimated annual retirement benefits payable upon retirement (including amounts attributable to the non-qualified excess benefit plan) to a person age 65 in specified average salary and years of service classifications. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.

                               PENSION PLAN TABLE


                                               Estimated Annual Benefits Upon Retirement at Age 65
                                                After Completion of the Following Years of Service
              60 Month Average          ---------------------------------------------------------------------
            Annual Compensation             15              20             25             30           35
            -------------------         ---------       ----------      ---------    ----------     ---------
              $100,000  . . . . . .       $24,660          $40,000        $41,101       $49,321       $49,321
               150,000  . . . . . .        37,785           60,000         62,976        75,571        75,571
               200,000  . . . . . .        50,911           80,000         84,851       101,821       101,821
               250,000  . . . . . .        64,036          100,000        106,726       128,071       128,071
               300,000  . . . . . .        77,161          120,000        128,601       154,321       154,321
               350,000  . . . . . .        90,285          140,000        150,475       180,571       180,571
               400,000  . . . . . .       103,410          160,000        172,351       206,821       206,821
               450,000  . . . . . .       116,535          180,000        194,326       233,071       233,071


         The Company's defined benefit plan covers substantially all full-time employees. Contributions are made only by the Company and its subsidiaries and are actuarially determined to fund estimated benefit requirements. Upon vesting, the amount of retirement benefit depends on an employee's final average monthly compensation, age and the number of years of credited service (maximum of 30 years). The amount of retirement benefit is not subject to any deductions for social security or any other offset amounts.

          Final average monthly compensation is defined in the retirement plan generally to mean the participant's average monthly rate of compensation from the Company for the 60 consecutive months prior to retirement which give the highest average monthly rate of compensation for the participant. Compensation is defined (with certain exceptions) to mean the compensation actually paid to a participant as reported on the participant's federal income tax withholding statement for the applicable calendar year. Compensation covered by the defined benefit plan includes a participant's Salary, Bonus and $100 of Other Annual Compensation reported in the Summary Compensation Table included elsewhere herein. However, no compensation paid to a participant in excess of $150,000 in 1994 will be considered "compensation" for purposes of the retirement plan. Therefore, all of the Company's executive officers' current compensation covered by the plan is limited to $150,000.

         As of December 31, 1993, the named executive officers had the following approximate number of years of credited service for retirement purposes: Mr. Kelley--18; Mr. Woodson--19; Mr. Poillion--17; Mr. Dickson--15; and Mr. Perry--28.

PERFORMANCE GRAPH

         The following graph sets forth the cumulative total stockholder return for the Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies for the years indicated as prescribed by the SEC's rules.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
                  AMONG NOBLE AFFILIATES, INC., S&P 500 INDEX
                      AND DOW JONES TOTAL RETURN INDEX FOR
                          SECONDARY OIL COMPANIES (2)



                                   (GRAPH)

                                             1988   1989   1990   1991   1992   1993
                                             ----   ----   ----   ----   ----   ----
 Company                                     100    137    117    114    149    225
 S&P 500 Index                               100    132    128    166    179    197
 Dow Jones Total Return Index for Secondary  100    136    113    111    112    124
   Oil Companies(3)

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on January 1, 1989 in Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies.
(2)      Fiscal year ending December 31.

                                (footnotes to table continued on following page)

(3) Comprised of the following companies: Amerada Hess Corporation, Anadarko Petroleum Corporation, Ashland Oil, Inc., Burlington Resources Inc., Kerr McGee Corporation, The Louisiana Land and Exploration Company, MAPCO Inc., Murphy Oil Corporation, Noble Affiliates, Inc., Occidental Petroleum Corporation, Oryx Energy Company, Pennzoil Company, Quaker State Corporation, Santa Fe Energy Resources, Inc., Union Texas Petroleum Holdings, Inc., and Valero Energy Corporation.


                              CERTAIN TRANSACTIONS

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Under the Section 16(a) rules as they apply to trustees, the trustees of the Foundation are themselves deemed to be more than 10 percent beneficial owners of the Company because such trustees possess shared voting and investment power with respect to the securities of the Company held by the Foundation.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1993, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with, with the exception of the following: Ann Noble Brown and Mary Jane Noble, trustees of the Foundation, did not file a Form 5 for the year ended December 31, 1993 and have not furnished the Company with confirmation indicating that no such Form 5 was due; and Rusty Noble, a trustee of the Foundation, has not filed an initial statement of beneficial ownership on Form 3 or a Form 5 for the year ended December 31, 1993.


                            INDEPENDENT ACCOUNTANTS

         The appointment of the accounting firm selected to audit the Company's financial statements is subject to ratification by the Board of Directors and will not be submitted to shareholders for ratification or approval. Arthur Andersen & Co., which has audited the Company's financial statements since 1989, has been appointed by the Board of Directors to audit the financial statements of the Company for 1994. Representatives of Arthur Andersen & Co. are expected to be present at the meeting to respond to appropriate questions from shareholders and will be given the opportunity to make a statement at the meeting should they desire to do so.


                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

         Shareholder proposals intended to be included in the Company's proxy statement relating to the 1995 annual meeting of shareholders, which is currently scheduled to be held on April 25, 1995, must be received by the Company at its office in Ardmore, Oklahoma, addressed to the Secretary of the Company, no later than November 24, 1994.

         The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Georgeson & Co., Inc., which will receive a fee of approximately $7,000 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

         The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.


                                                   NOBLE AFFILIATES, INC.


                                                     WILLIAM D. DICKSON
                                            VICE PRESIDENT-FINANCE AND TREASURER
Ardmore, Oklahoma
March 24, 1994

               NOBLE AFFILIATES, INC.                       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                                            The undersigned hereby appoints Robert Kelley and William D. Dickson, and either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Noble Affiliates, Inc. standing in the name of the undersigned on March 14, 1994 at the annual meeting of shareholders to be held on April 26, 1994 at Ardmore, Oklahoma, and at any adjournment thereof and especially to vote on the items of business specified below, as more fully described in the notice of the meeting dated March 24, 1994, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.
1. Election of Directors
   FOR ALL NOMINEES WITH EXCEPTIONS NOTED / /               WITHHOLD AUTHORITY FOR ALL NOMINEES / /

  Roy Butler, Edward F. Cox, James C. Day, Robert Kelley, Harold F. Kleinman,
              George J. McLeod, Guy W. Nichols, John F. Snodgrass

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

  ------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.
                                                Dated:                    , 1994

                                                --------------------------------

                                                --------------------------------
                                                 Signature(s) of Shareholder(s)

                                                This proxy should be signed
                                                exactly as your name appears
                                                hereon. Joint owners should both
                                                sign. If signed as attorney,
                                                executor, guardian, or in some
                                                other representative capacity,
                                                or as an officer of a
                                                corporation, please indicate
                                                your capacity or title.

                                                Please complete, date and sign
                                                this proxy and return it in the
                                                enclosed envelope, which
                                                requires no postage if mailed in
                                                the United States.